Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Bill Seymour, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6122 or bill.seymour@bestbuy.com

Lisa Hawks, Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Wade Bronson, Director, Investor Relations
(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy’s Fourth Quarter Diluted EPS

Increases to $1.82

Fourth quarter comparable store sales increase 7 percent and EPS increases 13 percent year-over-year on a comparable basis

Company provides fiscal 2011 diluted EPS guidance of $3.45 to $3.60

Fourth-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Feb. 27, 2010	Feb. 28, 2009
Revenue	$16,553	$14,724
Comparable store sales % change[1]	7.0%	(4.9)%
Gross profit as % of revenue	24.0%	24.6%
SG&A as % of revenue	16.3%	17.0%
Operating income	$1,283	$980
Operating income as % of revenue	7.8%	6.7%
Net earnings	$779	$570
Diluted EPS	$1.82	$1.35
Adjusted Diluted EPS[2]	$1.82	$1.61

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2   Excludes the impact of pre-tax restructuring and impairment charges totaling $144 million ($112 million net of tax, or $0.26 per diluted share) that the company incurred in the fourth quarter of fiscal 2009. Please see the appendix attached to this earnings release, titled “Reconciliation of Non-GAAP Financial Measures.”

MINNEAPOLIS, March 25, 2010 — Best Buy Co., Inc. (NYSE: BBY), a leading retailer of consumer electronics, today reported net earnings of $779 million, or $1.82 per diluted share, for its fiscal fourth quarter ended on Feb. 27, 2010, compared with $570 million, or $1.35 per diluted share, for the prior-year period. Diluted earnings per share increased 13 percent versus the prior-year period’s adjusted diluted earnings per share of $1.61, which excluded the impact of restructuring and impairment charges incurred in the previous year’s fiscal fourth quarter. A reconciliation of adjusted diluted earnings per share and other non-GAAP financial measures for the fiscal fourth quarter and full-year are presented in the appendix attached to this earnings release.

“In a year of ever-changing variables, the one constant, as always, was the value our people provide. They are the differentiating factor for Best Buy, and I want to thank them for another outstanding year,” said Brian Dunn, CEO of Best Buy. “We believe the next stage of our growth will be fueled by our employees helping customers connect to the things and people they care most about, and our investments around the world flow directly from that point of view.”

Best Buy Reports Strong Fiscal Fourth Quarter Results

During the fourth quarter of fiscal 2010, Best Buy’s revenue increased 12 percent to $16.6 billion, compared with revenue of $14.7 billion for the fourth quarter of fiscal 2009. The increase reflected a comparable store sales gain of 7.0 percent, the addition of net new stores in the past 12 months and the favorable impact of fluctuations in foreign currency exchange rates. The domestic segment’s fiscal fourth quarter revenue totaled $12.6 billion, an increase of 11 percent versus the prior-year period. This increase was driven by a comparable store sales gain of 7.4 percent and the net addition of new stores in the past 12 months. The comparable store sales gain was driven primarily by an increase in average ticket. The domestic segment experienced a low double-digit comparable store sales increase in notebook computers and a high single-digit increase in comparable store sales in flat-panel televisions.  Gains in these categories resulted from unit growth, partially offset by declines in average selling prices. The company also noted a low double-digit increase in domestic comparable store sales of mobile phones driven by unit growth. The domestic segment experienced low double-digit comparable store sales decline in music and movies.

The company believes its domestic segment continued to experience strong market share gains, increasing by an estimated 260 basis points for the three months ended Jan. 31, 2010, as compared to the prior-year period. These gains were most pronounced in categories deemed critical to the company’s connected world strategy, with flat-panel televisions, notebook computers, mobile phones and digital imaging all experiencing market share gains.

The international segment’s fiscal fourth quarter revenue totaled $4.0 billion, an increase of 15 percent versus the prior-year period. The revenue gain was driven primarily by the favorable impact of foreign currency fluctuations, a comparable store sales increase of 5.5 percent and the addition of new stores over the past 12 months. Excluding the favorable impact of fluctuations in foreign currency exchange rates, the international segment’s revenue increased 5 percent versus the prior-year period. Best Buy Europe reported a comparable store sales gain of approximately 4 percent for the fiscal fourth quarter. China experienced an approximately 34 percent comparable store sales gain in the fiscal fourth quarter on an improving consumer environment and government stimulus programs. Canada reported flat comparable store sales in the fiscal fourth quarter, which represented a significant sequential improvement versus the comparable store sales declines reported for the first three quarters of the fiscal year. Best Buy Europe and China are reported on a two-month lag.

The company posted a solid increase in gross profit dollars, which improved 10 percent in the fiscal fourth quarter versus the prior-year period, driven primarily by strong revenue growth in the domestic segment. The enterprise gross profit rate for the fiscal fourth quarter was 24.0 percent of revenue, compared to 24.6 percent of revenue for the fourth quarter in fiscal 2009. Consistent with the company’s expectations, the domestic segment reported a gross profit rate of 23.6 percent during the fiscal fourth quarter, which represented a 95 basis point decline compared to the prior-year period, primarily driven by significant growth in notebook computers, which have a lower gross profit rate. The international segment reported a gross profit rate of 25.4 percent, an increase of 60 basis points versus the prior-year period. This improvement was primarily driven by the increased mix of post-pay mobile phone connections in the U.K. and increased volume incentive rebates in Best Buy Europe.

Best Buy’s selling, general and administrative expense (SG&A) rate decreased by 70 basis points to 16.3 percent of revenue in the fiscal fourth quarter compared with the prior-year period. This improvement was driven by solid expense controls and leverage on higher sales growth. These improvements were partially offset by higher incentive compensation expense versus the prior-year period, given the company’s stronger earnings performance.

Operating Income Grows in Both the Domestic and International Segments

During the fourth quarter of fiscal 2010, Best Buy’s operating income increased 14 percent to $1.3 billion compared with adjusted operating income of $1.1 billion in the prior-year period. The domestic segment reported fiscal fourth quarter operating income of $1.1 billion, an increase of 8 percent when compared with adjusted operating income in the prior-year period. The international segment generated a $183 million operating income for the fiscal fourth quarter, an increase of 78 percent when compared with adjusted operating income in the prior-year period. Also included in the international segment results is approximately $22 million related to non-cash amortization expenses of intangible assets related to acquired tradenames and customer relationships in Best Buy Europe.

Fiscal 2010 Annual Results

“The company delivered strong results in fiscal 2010 and we are very pleased with our performance given the environment of the past 12 months,” said Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO.  “We delivered a comparable store sales gain for the year, capitalized on market share opportunities and managed expenses to deliver a financial outcome well above the expectations we had at the beginning of the year.”

For fiscal 2010, Best Buy’s financial results included:

•                  Total revenue of $49.7 billion, a 10 percent increase year-over-year. Online revenues increased 20 percent to approximately $2 billion.

•                  The company believes domestic market share increased 240 basis points during the 12-months ended Jan. 31, 2010, versus the prior-year period.

•                  GAAP net earnings of $3.10 per diluted share, a 30 percent increase year-over-year, versus net earnings per diluted share of $2.39 in fiscal 2009.

•                  Adjusted net earnings of $3.15 per diluted share, a 9 percent increase year-over-year, versus adjusted net earnings per diluted share of $2.88 in fiscal 2009. (A reconciliation of diluted EPS to adjusted diluted EPS and other non-GAAP financial measures for fiscal 2010 and fiscal 2009 is presented in the appendix attached to this earnings release.)

•                  The company finished fiscal 2010 with $1.8 billion in cash and cash equivalents, an increase of more than $1 billion versus fiscal 2009.  Operating cash flow increased by 18 percent to $2.2 billion in fiscal 2010 compared to fiscal 2009, while capital expenditures decreased by 53 percent to $615 million.

•                  During fiscal 2010, the company paid cash dividends of $234 million in the aggregate, which was a 5 percent increase compared to the prior-year.

Best Buy Establishes Fiscal 2011 EPS Outlook of $3.45 to $3.60

“In fiscal 2010, we made a deliberate effort to profitably acquire new customers with the purpose of introducing them to the benefits of our connected world strategy. In fiscal 2011, we plan to capitalize on these actions to create stronger relationships with our customers and improve profits.” said Muehlbauer.

The company’s guidance range for the fiscal year ending on Feb. 26, 2011, includes the following assumptions:

•                  Revenue of $52.0 billion to $53.0 billion, an increase of 5 percent to 7 percent.

•                  A comparable store sales increase of 1 percent to 3 percent.

•                  Square footage growth of 3 percent to 5 percent, which includes the opening of 50-to-55 net new Best Buy branded large-format stores primarily in the domestic segment. The company plans to open 75-to-100 small-format stores, primarily Best Buy Mobile stand-alone-stores in the United States. In addition, the company plans to open 10-to-15 Five Star stores in China.

•                  Operating income rate improvement of 30-to-40 basis points driven by both gross profit rate expansion and SG&A leverage. Domestic segment operating income rate to improve at the high-end of the above range.

•                  An effective income tax rate of 38.0 percent to 38.5 percent.

•                  Capital expenditures of approximately $850 million.

•                  Earnings per diluted share of $3.45 to $3.60, which represents an increase of 10 percent to 14 percent versus fiscal 2010’s adjusted diluted EPS.

The company noted that it has $2.5 billion remaining under its existing board-approved share repurchase authorization and intends to resume share repurchases. However, the impact of potential share repurchases has not been included in the company’s fiscal 2011 diluted EPS guidance.

As part of Best Buy’s efforts to create more effective communications with its shareholders in the connected digital world, Best Buy plans to webcast video on both www.bby.com and in a validated shareholder forum in conjunction with its in-person Regular Meeting of Shareholders on June 24, 2010. The company hopes to engage in a proactive and efficient process to allow virtual participation to validated shareholders who choose to participate in this interactive experience.  Best Buy believes that the webcast will be an effective complementary experience to in-person meetings.

More details regarding annual guidance, historical store counts and square footage are available on the company’s Web site at www.bby.com under “Investor Relations.” Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on March 25, 2010. The call is expected to be available on its Web site both live and after the call at www.bby.com. The public may access the call by clicking on “Investor Relations.”

Forward-Looking and Cautionary Statements:

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 29, 2009. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China, Mexico and Turkey, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $49 billion in annual revenue and includes brands such as Best Buy; Best Buy Mobile; Audiovisions; The Carphone Warehouse; Future Shop; Geek Squad, Five Star; Magnolia Audio Video; Napster; Pacific Sales; The Phone House; and Speakeasy. Approximately 180,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2010, we donated $25.2 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bby.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	Feb. 27, 2010	Feb. 28, 2009	Feb. 27, 2010	Feb. 28, 2009
Revenue	$16,553	$14,724	$49,694	$45,015
Cost of goods sold	12,576	11,101	37,534	34,017
Gross profit	3,977	3,623	12,160	10,998
Gross profit %	24.0%	24.6%	24.5%	24.4%
Selling, general and administrative expenses	2,694	2,499	9,873	8,984
SG&A %	16.3%	17.0%	19.9%	20.0%
Restructuring charges	—	78	52	78
Goodwill and tradename impairment	—	66	—	66
Operating income	1,283	980	2,235	1,870
Operating income %	7.8%	6.7%	4.5%	4.2%
Other income (expense)	16	8	54	35
Investment income and other
Investment impairment	—	—	—	(111)
Interest expense	(26)	(25)	(94)	(94)
Earnings before income taxes and equity in earnings of affiliates	1,273	963	2,195	1,700
Income tax expense	464	378	802	674
Effective tax rate	36.4%	39.2%	36.5%	39.6%
Equity in earnings of affiliates	1	2	1	7
Net earnings including noncontrolling interests[1]	810	587	1,394	1,033
Net (earnings) attributable to noncontrolling interests[1]	(31)	(17)	(77)	(30)
Net earnings attributable to Best Buy Co., Inc.[1]	$779	$570	$1,317	$1,003

Earnings per share attributable to Best Buy Co., Inc.
Basic	$1.86	$1.38	$3.16	$2.43
Diluted[2]	$1.82	$1.35	$3.10	$2.39

Dividends declared per common share	$0.14	$0.14	$0.56	$0.54

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	418.5	413.6	416.8	412.5
Diluted	429.6	423.2	427.5	422.9

1                  Effective March 1, 2009, new accounting guidance on noncontrolling interests was adopted.  Among other things, the guidance changed the presentation format and certain captions of the consolidated statements of earnings and condensed consolidated balance sheets.

2                  The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 for both the three months ended February 27, 2010 and February 28, 2009, respectively, and $5.9 for both the twelve months ended February 27, 2010 and February 28, 2009, respectively.

– Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	Feb. 27,	Feb. 28,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$1,826	$498
Short-term investments	90	11
Receivables	2,020	1,868
Merchandise inventories	5,486	4,753
Other current assets	1,144	1,062
Total current assets	10,566	8,192
Net property & equipment	4,070	4,174
Goodwill	2,452	2,203
Tradenames	159	173
Customer relationships	279	322
Equity and other investments	324	395
Other assets	452	367
TOTAL ASSETS	$18,302	$15,826

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,276	$4,997
Accrued liabilities	3,004	2,601
Short-term debt	663	783
Current portion of long-term debt	35	54
Total current liabilities	8,978	8,435
Long-term liabilities	1,256	1,109
Long-term debt	1,104	1,126
Shareholders’ equity	6,964	5,156
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$18,302	$15,826

With the adoption of new accounting guidance on noncontrolling interests in consolidated financial statements, noncontrolling interests, previously reported as minority interests, were reclassified to shareholders’ equity to conform to the current presentation.

– Appendix Follows –

Segment Results and Revenue Mix

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	Feb. 27, 2010	Feb. 28, 2009	Feb. 27, 2010	Feb. 28, 2009
Revenue	$12,584	$11,288	$37,314	$35,070
Comparable store sales % change[1]	7.4%	(4.8)%	1.7%	(1.3)%
Gross profit as % of revenue	23.6%	24.6%	24.2%	24.6%
SG&A as % of revenue	14.9%	15.5%	18.6%	19.2%
Operating income	$1,100	$883	$2,071	$1,758
Operating income as % of revenue	8.7%	7.8%	5.6%	5.0%
Adj. operating income[2]	$1,100	$1,021	$2,096	$1,896
Adj. operating income as % of revenue[2]	8.7%	9.0%	5.6%	5.4%

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	Feb. 27, 2010	Feb. 28, 2009	Feb. 27, 2010	Feb. 28, 2009
Revenue	$3,969	$3,436	$12,380	$9,945
Comparable store sales % change[1]	5.5%	(5.3)%	(3.7)%	(0.9)%
Gross profit as % of revenue	25.4%	24.7%	25.3%	23.9%
SG&A as % of revenue	20.7%	21.8%	23.8%	22.7%
Operating income	$183	$97	$164	$112
Operating income as % of revenue	4.6%	2.8%	1.3%	1.1%
Adj. operating income[2]	$183	$103	$191	$118
Adj. operating income as % of revenue[2]	4.6%	3.0%	1.5%	1.2%

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue  related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2   A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) for the full-year of fiscal 2010 and the fourth quarter and full-year of fiscal 2009 are presented in the appendix attached to this earnings release, titled “Reconciliation of Non-GAAP Financial Measures.”

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Feb. 27, 2010	Feb. 28, 2009	Feb. 27, 2010	Feb. 28, 2009
Consumer Electronics	39%	40%	4.2%	(8.6)%
Home Office	33%	30%	21.7%	8.1%
Entertainment Software	18%	21%	(4.9)%	(11.0)%
Appliances	4%	4%	6.5%	(20.5)%
Services	5%	5%	(2.3)%	2.2%
Other	1%	<1%	n/a	n/a
Total	100%	100%	7.4%	(4.8)%

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Feb. 27, 2010	Feb. 28, 2009	Feb. 27, 2010	Feb. 28, 2009
Consumer Electronics	23%	24%	(3.1)%	(3.3)%
Home Office	51%	50%	5.9%	(8.1)%
Entertainment Software	8%	8%	0.3%	(6.3)%
Appliances	8%	6%	46.1%	(9.7)%
Services	10%	12%	5.6%	7.8%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	5.5%	(5.3)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying earnings release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

As used in the accompanying earnings release, the company defines adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported operating income, net earnings and diluted earnings per share for those periods calculated in accordance with GAAP adjusted to exclude the effects of the restructuring charges (which occurred in the first quarter of fiscal 2010 and fourth quarter of fiscal 2009), the goodwill and tradename impairments (which occurred in the fourth quarter of fiscal 2009) and the investment impairment (which occurred in the third quarter of fiscal 2009).

These non-GAAP financial measures provide investors with an understanding of our operating income, net earnings and diluted earnings per share adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist investors in making a ready comparison of the company’s operating income, net earnings and diluted earnings per share for its fiscal quarters and years ended February 27, 2010, and February 28, 2009, against the company’s results for the respective prior-year periods and against recent, published analysts’ estimates of the company’s diluted earnings per share for those periods that did not include the effect of such charges.

The following tables reconcile operating income, net earnings and diluted earnings per share for the periods presented (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share (non-GAAP financial measures) for the periods presented.

	Twelve Months
	Ended
	Feb. 27, 2010
	$	% of Revenue
Domestic
Operating income	$2,071	5.6%
Restructuring charges	25	0.0%
Adjusted operating income	$2,096	5.6%

International
Operating income	$164	1.3%
Restructuring charges	27	0.2%
Adjusted operating income	$191	1.5%

Enterprise
Operating income	$2,235	4.5%
Restructuring charges	52	0.1%
Adjusted operating income	$2,287	4.6%

Consolidated
Net earnings	$1,317
After-tax impact of restructuring charges	25
Adjusted net earnings	$1,342

Diluted EPS	$3.10
Per share impact of restructuring charges	0.05
Adjusted diluted EPS	$3.15

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Twelve Months
	Ended		Ended
	Feb. 28, 2009		Feb. 28, 2009
	$	% of Revenue	$	% of Revenue
Domestic
Operating income	$883	7.8%	$1,758	5.0%
Restructuring charges	72	0.6%	72	0.2%
Goodwill and tradename impairment	66	0.6%	66	0.2%
Adjusted operating income	$1,021	9.0%	$1,896	5.4%

International
Operating income	$97	2.8%	$112	1.1%
Restructuring charges	6	0.2%	6	0.1%
Goodwill and tradename impairment	—	—	—	—
Adjusted operating income	$103	3.0%	$118	1.2%

Enterprise
Operating income	$980	6.7%	$1,870	4.2%
Restructuring charges	78	0.5%	78	0.2%
Goodwill and tradename impairment	66	0.4%	66	0.1%
Adjusted operating income	$1,124	7.6%	$2,014	4.5%

Consolidated
Net earnings	$570		$1,003
After-tax impact of investment impairment	—		96
After-tax impact of restructuring charges	48		48
After-tax impact of goodwill and tradename impairment	64		64
Adjusted net earnings	$682		$1,211

Diluted EPS	$1.35		$2.39
Per share impact of investment impairment	—		0.23
Per share impact of restructuring charges	0.11		0.11
Per share impact of goodwill and tradename impairment	0.15		0.15
Adjusted diluted EPS	$1.61		$2.88

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